Exhibit 99.4

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

AN ENERGY FUTURE HOLDINGS CORP. ENTERPRISE

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2017

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

2016 Audited Financial Statements	Oncor Holdings’ audited financial statements for the year ended December 31, 2016.

acquisition accounting	The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill.

AMS	advanced metering system

Bondco	Refers to Oncor Electric Delivery Transition Bond Company LLC, a former wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor that had issued securitization (transition) bonds to recover certain regulatory assets and other costs. Bondco was dissolved effective December 29, 2016.

Contributed EFH Debtors	Certain EFH Debtors that became subsidiaries of Vistra and emerged from Chapter 11 at the time of the Vistra Spin-Off.

Debtors	EFH Corp. and the majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH but excluding the Oncor Ring-Fenced Entities. Prior to the Vistra Spin-Off, also included the TCEH Debtors.

Deed of Trust	Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

EFCH	Refers to Energy Future Competitive Holdings Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and, prior to the Vistra Spin-Off, the parent of TCEH, and/or its subsidiaries, depending on context.

EFH Bankruptcy Proceedings	Refers to voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed in U.S. Bankruptcy Court for the District of Delaware on April 29, 2014 (EFH Petition Date) by EFH Corp. and the substantial majority of its direct and indirect subsidiaries, including EFIH, EFCH and TCEH. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings.

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Its major subsidiaries include Oncor and TCEH.

EFH Debtors	EFH Corp. and its subsidiaries that are Debtors in the EFH Bankruptcy Proceedings, excluding the TCEH Debtors

EFH Petition Date	April 29, 2014. See EFH Bankruptcy Proceedings above.

EFIH	Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly-owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings.

GAAP	generally accepted accounting principles of the U.S.

Investment LLC	Refers to Oncor Management Investment LLC, a limited liability company and minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B Interests are owned by certain members of the management team and independent directors of Oncor.

LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market

Luminant	Refers to subsidiaries of Vistra (which, prior to the Vistra Spin-Off, were subsidiaries of TCEH) engaged in competitive market activities consisting of electricity generation and wholesale energy sales and purchases as well as commodity risk management and trading activities, all largely in Texas.

Oncor	Refers to Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings, and/or its former wholly-owned consolidated bankruptcy-remote financing subsidiary, Bondco, depending on context.

Oncor Holdings	Refers to Oncor Electric Delivery Holdings Company LLC, a direct, wholly-owned subsidiary of EFIH and the direct majority owner (approximately 80.03%) of Oncor, and/or its subsidiaries, depending on context.

Oncor OPEB Plan	Refers to a plan sponsored by Oncor that offers certain postretirement health care and life insurance benefits to eligible current and former Oncor employees, certain eligible current and former EFH Corp. employees, and their eligible dependents.

Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor.

Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor.

OPEB	other postretirement employee benefits

PUCT	Public Utility Commission of Texas

REP	retail electric provider

Sponsor Group	Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC (together with its affiliates, TPG) and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that have an ownership interest in Texas Holdings.

TCEH	Refers to Texas Competitive Electric Holdings Company LLC, a direct, wholly-owned subsidiary of EFCH and, prior to the Vistra Spin-Off, the parent company of the TCEH Debtors (other than the Contributed EFH Debtors), depending on the context, that were engaged in electricity generation and wholesale and retail energy market activities, and whose major subsidiaries included Luminant and TXU Energy. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

TCEH Debtors	Refers to the subsidiaries of TCEH that were Debtors in the EFH Bankruptcy Proceedings (including Luminant and TXU Energy) and the Contributed EFH Debtors

Texas Holdings	Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owns substantially all of the common stock of EFH Corp.

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities.

Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax.

Texas Transmission	Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation, acting through its infrastructure investment entity, OMERS Infrastructure Management Inc. (formerly Borealis Infrastructure Management Inc.), and the Government of Singapore Investment Corporation, acting through its private equity and infrastructure arm, GIC Special Investments Pte Ltd. Texas Transmission is not affiliated with EFH Corp., any of EFH Corp.’s subsidiaries or any member of the Sponsor Group.

TXU Energy	Refers to TXU Energy Retail Company LLC, a direct, wholly-owned subsidiary of Vistra (and, prior to the Vistra Spin-Off, a direct subsidiary of TCEH) engaged in the retail sale of electricity to residential and business customers. TXU Energy is a REP in competitive areas of ERCOT.

U.S.	United States of America

Vistra	Refers to Vistra Energy Corp. (formerly TCEH Corp.), and/or its subsidiaries, depending on context. On October 3, 2016, the TCEH Debtors emerged from bankruptcy and became subsidiaries of TCEH Corp. Subsequent to the Vistra Spin-Off, Vistra continued substantially the same operations as TCEH.

Vistra Retirement Plan	Refers to the Vistra Energy Retirement Plan (formerly EFH Retirement Plan), a defined benefit pension plan sponsored by a subsidiary of Vistra, in which Oncor participates. See Oncor Retirement Plan above.

Vistra Spin-Off	Refers to the completion of the TCEH Debtors’ reorganization under the Bankruptcy Code and emergence from the EFH Bankruptcy Proceedings effective October 3, 2016.

These condensed consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Operating revenues:
Nonaffiliates	$2,967	$2,262
Affiliates	—	700

Total operating revenues	2,967	2,962

Operating expenses:
Wholesale transmission service	690	663
Operation and maintenance (Note 10)	552	543
Depreciation and amortization	581	593
Income taxes (Note 10)	200	211
Taxes other than amounts related to income taxes	340	338

Total operating expenses	2,363	2,348

Operating income	604	614
Other income and (deductions) — net (Note 11)	(12)	(11)
Nonoperating income taxes	2	6
Interest expense and related charges (Note 11)	257	252

Net income	333	345
Net income attributable to noncontrolling interests	(68)	(71)

Net income attributable to Oncor Holdings	$265	$274

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Net income	$333	$345
Other comprehensive income (loss):
Cash flow hedges — derivative value net loss recognized in net income (net of tax expense of $— and $—) (Note 1)	1	1
Defined benefit pension plans (net of tax benefit of $1 and $—)	2	1

Total other comprehensive income (loss)	3	2

Comprehensive income	336	347
Comprehensive income attributable to noncontrolling interests	(69)	(71)

Comprehensive income attributable to Oncor Holdings	$267	$276

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
	(millions of dollars)
Cash flows — operating activities:
Net income	$333	$345
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	618	629
Deferred income taxes — net	243	157
Other — net	(2)	(3)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs (Note 4)	30	(60)
Other operating assets and liabilities:	(192)	(124)

Cash provided by operating activities	1,030	944

Cash flows — financing activities:
Issuances of long-term debt (Note 6)	600	175
Repayments of long-term debt (Note 6)	(324)	(41)
Net increase in short-term borrowings (Note 5)	128	40
Distributions to parent (Note 8)	(170)	(135)
Distributions to noncontrolling interests (Note 8)	(47)	(38)
Debt discount, premium, financing and reacquisition costs — net	(4)	11

Cash provided by financing activities	183	12

Cash flows — investing activities:
Capital expenditures (Note 10)	(1,234)	(1,004)
Other — net	10	47

Cash used in investing activities	(1,224)	(957)

Net change in cash and cash equivalents	(11)	(1)
Cash and cash equivalents — beginning balance	16	26

Cash and cash equivalents — ending balance	$5	$25

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	At September 30, 2017	At December 31, 2016
	(millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$5	$16
Trade accounts receivable — net (Note 11)	634	545
Income taxes receivable from EFH Corp. (Note 10)	26	57
Materials and supplies inventories — at average cost	92	89
Prepayments and other current assets	97	100

Total current assets	854	807
Investments and other property (Note 11)	109	100
Property, plant and equipment — net (Note 11)	14,587	13,829
Goodwill (Note 11)	4,064	4,064
Regulatory assets (Note 4)	1,967	1,974
Other noncurrent assets	16	14

Total assets	$21,597	$20,788

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 5)	$917	$789
Long-term debt due currently (Note 6)	550	324
Trade accounts payable (Note 10)	216	231
Income taxes payable to EFH Corp. (Note 10)	16	20
Accrued taxes other than income taxes	156	182
Accrued interest	85	83
Other current liabilities	159	144

Total current liabilities	2,099	1,773
Long-term debt, less amounts due currently (Note 6)	5,566	5,515
Accumulated deferred income taxes	2,290	2,102
Regulatory liabilities (Note 4)	1,009	856
Employee benefit obligations and other (Note 11)	2,292	2,399

Total liabilities	13,256	12,645

Commitments and contingencies (Note 7)
Membership interests (Note 8):
Capital account	6,413	6,320
Accumulated other comprehensive loss	(87)	(89)

Oncor Holdings membership interest	6,326	6,231

Noncontrolling interests in subsidiary	2,015	1,912

Total membership interests	8,341	8,143

Total liabilities and membership interests	$21,597	$20,788

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. The financial statements are comprised almost entirely of the operations of Oncor; consequently, there are no separate reportable business segments. See “Glossary” for definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (approximately 80%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. Revenues from subsidiaries of Vistra (subsidiaries of TCEH until October 3, 2016) represented 23% and 24% of our total operating revenues for the nine months ended September 30, 2017 and 2016, respectively. We are a direct, wholly-owned subsidiary of EFIH, a direct, wholly-owned subsidiary of EFH Corp. EFH Corp. is a subsidiary of Texas Holdings, which is controlled by the Sponsor Group.

Our consolidated financial statements include our former indirect, bankruptcy-remote financing subsidiary, Bondco, a variable interest entity through December 29, 2016, at which time it was dissolved. This financing subsidiary was organized for the limited purpose of issuing certain transition bonds to recover generation-related regulatory asset stranded costs and other qualified costs under an order issued by the PUCT in 2002.

Various “ring-fencing” measures have been taken to enhance the separateness between the Oncor Ring-Fenced Entities and the Texas Holdings Group and our credit quality. These measures serve to mitigate our and Oncor’s credit exposure to the Texas Holdings Group and to reduce the risk that our assets and liabilities or those of Oncor would be substantively consolidated with the assets and liabilities of the Texas Holdings Group in connection with a bankruptcy of one or more of those entities. Such measures include, among other things: Oncor’s sale of a 19.75% equity interest to Texas Transmission in November 2008; maintenance of separate books and records for the Oncor Ring-Fenced Entities; our board of directors and Oncor’s board of directors being comprised of a majority of independent directors; and prohibitions on the Oncor Ring-Fenced Entities providing credit support to, or receiving credit support from, any member of the Texas Holdings Group. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of the Texas Holdings Group. None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or contractual obligations of any member of the Texas Holdings Group. We and Oncor do not bear any liability for debt or contractual obligations of the Texas Holdings Group, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from the Texas Holdings Group.

EFH Corp. Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings. See Note 2 for a discussion of the potential impacts of the EFH Bankruptcy Proceedings on our financial statements.

Basis of Presentation

These unaudited condensed financial statements should be read in conjunction with the audited financial statements and related notes included in our 2016 Audited Financial Statements. In the opinion of Oncor

Holdings management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been made. All intercompany items and transactions have been eliminated in consolidation. The results of operations for an interim period may not give a true indication of results for a full year due to seasonality. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated. Subsequent events have been evaluated through November 13, 2017, the date these consolidated financial statements were available to be issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information.

Revenue Recognition

General

Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff.

Reconcilable Tariffs

The PUCT has designated certain tariffs (TCRF, EECRF surcharges, AMS surcharges and charges related to transition bonds) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Contingencies

We evaluate and account for contingencies using the best information available. A loss contingency is accrued and disclosed when it is probable that an asset has been impaired or a liability incurred and the amount of the loss can be reasonably estimated. If a range of probable loss is established, the minimum amount in the range is accrued, unless some other amount within the range appears to be a better estimate. If the probable loss cannot be reasonably estimated, no accrual is recorded, but the loss contingency is disclosed to the effect that the probable loss cannot be reasonably estimated. A loss contingency will be disclosed when it is reasonably possible that an asset has been impaired or a liability incurred. If the likelihood that an impairment or incurrence is remote, the contingency is neither accrued nor disclosed. Gain contingencies are recognized upon realization.

Changes in Accounting Standards

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-2 which created FASB Topic 842, Leases (Topic 842). Topic 842 amends previous GAAP to require the balance sheet recognition of lease assets and liabilities for operating leases. Operating lease liabilities will not be classified as debt for GAAP purposes under Topic 842 and will not be treated as debt for regulatory purposes. At this time, all of Oncor’s existing leases meet the definition of an operating lease liability. Under the new rules, the recognition of any finance leases (currently known as capital leases) on the balance sheet would be classified as debt for GAAP purposes and are expected to be defined as debt for our regulatory capital structure purposes (see Note 8 for details) similar to the current capital lease treatment. We will be required to adopt Topic 842 by

January 1, 2019 and do not expect to early adopt. Retrospective application to the 2017 and 2018 comparative periods presented will be required in the year of adoption. The initial adoption of Topic 842 will affect our balance sheet, as leased buildings and vehicles are recognized as operating lease liabilities. Subsequent to adoption, to the extent Oncor enters into finance leases, its credit facility covenants and capitalization ratios could be impacted. We continue to evaluate the potential impact of Topic 842 on our financial statements.

Since May 2014, the FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers along with other supplemental guidance (together, Topic 606). Topic 606 introduces new, increased requirements for disclosure of revenue in financial statements and guidance that are intended to eliminate inconsistencies in the recognition of revenue. We are required to adopt Topic 606 by January 1, 2018 and expect to adopt at that time using the modified retrospective approach. Our revenues from customers are tariff-based and are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff. At this time, we do not expect the new guidance to change this pattern of recognition and therefore it is not expected to have a material effect on our reported results of operations, financial position or cash flows. We continue to evaluate the application of the new guidance.

In March 2017, the FASB issued ASU 2017-07 Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, an amendment to Topic 715, Compensation — Retirement Benefits (Topic 715). Topic 715, as amended, will require the non-service cost components of net retirement benefit plan costs be presented as non-operating in the income statement. In addition, only the service cost component of net retirement benefit plan cost will be eligible for capitalization as part of inventory or property, plant and equipment. We are required to adopt the amendment effective January 1, 2018. The income statement presentation requirement must be applied on a retrospective basis while the capitalization eligibility requirement is applied on a prospective basis. For cash flow purposes on a prospective basis, non-service costs will be reflected as a reduction to operating cash flows, offset by lower cash used in investing activities (lower capital expenditures). At this time, we do not expect the new guidance to have a material effect on our rate-making process, our results of operations, financial position or net change in total cash flows but continue to evaluate for potential impacts.

2.	EFH BANKRUPTCY PROCEEDINGS

On the EFH Petition Date, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time, including EFIH, EFCH and TCEH, commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. We believe the “ring-fencing” measures discussed above mitigate our and Oncor’s potential exposure to the EFH Bankruptcy Proceedings. See Note 1 and below for further information regarding the EFH Bankruptcy Proceedings and the proposed change in control of our indirect majority owner in connection with such proceedings.

The U.S. Bankruptcy Code automatically enjoined, or stayed, us from judicial or administrative proceedings or filing of other actions against our affiliates or their property to recover, collect or secure our claims arising prior to the EFH Petition Date. Following the EFH Petition Date, EFH Corp. received approval from the bankruptcy court to pay or otherwise honor certain prepetition obligations generally designed to stabilize its operations. Included in the approval were the obligations owed to Oncor representing prepetition electricity delivery fees. Oncor has collected substantially all of the prepetition receivables from the Texas Holdings Group. As discussed below, the 2016 Plan of Reorganization (defined below) provided for a spin-off of the TCEH Debtors from EFH Corp. As a result of this spin-off (Vistra Spin-Off), Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be affiliates of ours as of October 3, 2016.

The EFH Bankruptcy Proceedings continue to be a complex litigation matter and the full extent of potential impacts on us remain unknown. Bankruptcy courts have broad equitable powers, and as a result, outcomes in bankruptcy proceedings are inherently difficult to predict. We will continue to evaluate our affiliate transactions and contingencies throughout the EFH Bankruptcy Proceedings to determine any risks and resulting impacts on our and Oncor’s results of operations, financial statements and cash flows.

See Note 10 for details of Oncor’s related-party transactions with members of the Texas Holdings Group.

Potential Change in Indirect Ownership of Oncor and Oncor Holdings

Below is a summary of certain matters relating to the potential change in indirect ownership of us and Oncor that may arise as a result of the EFH Bankruptcy Proceedings.

In May 2016, the Debtors filed a joint Plan of Reorganization (2016 Plan of Reorganization) pursuant to Chapter 11 of the U.S. Bankruptcy Code and a related disclosure statement with the bankruptcy court. The 2016 Plan of Reorganization provided that the confirmation and effective date of the 2016 Plan of Reorganization with respect to the TCEH Debtors may occur separate from, and independent of, the confirmation and effective date of the 2016 Plan of Reorganization with respect to the EFH Debtors. In this regard, the bankruptcy court confirmed the 2016 Plan of Reorganization with respect to the TCEH Debtors in August 2016, and it became effective by its terms, and the Vistra Spin-Off occurred, effective October 3, 2016.

Prior Merger Agreements

The following merger agreements relating to a potential change in indirect ownership of us and Oncor were entered into in connection with the EFH Bankruptcy Proceedings. Each of these prior merger agreements has been terminated in accordance with their respective terms.

•	In December 2015, the EFH Debtors filed their sixth amended plan of reorganization (Sixth Amended Plan of Reorganization) and entered into a merger and purchase agreement (Hunt Merger Agreement) with an investor group consisting of certain unsecured creditors of TCEH and an affiliate of Hunt Consolidated, Inc., as well as certain other investors designated by Hunt Consolidated, Inc. (collectively, the Hunt Investor Group), that would have led to a significant change in the indirect equity ownership of us and Oncor. In September 2015, Oncor and the Hunt Investor Group filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sixth Amended Plan of Reorganization. The PUCT issued an order conditionally approving the joint application in March 2016 and in April 2016 the Hunt Investor Group and certain intervenors filed motions for rehearing. As discussed under “Regulatory Matters Related to the EFH Bankruptcy Proceedings” below, in May 2016, the PUCT denied the motions for rehearing in PUCT Docket No. 45188 and the Hunt Merger Agreement was terminated, and in June 2016 the Hunt Investor Group filed a petition with the Travis County District Court seeking review of the order.

•

Following the termination of the Hunt Merger Agreement, in July 2016, the EFH Debtors entered into a Plan Support Agreement (NEE Plan Support Agreement) with NextEra Energy, Inc. (NEE) to effect an agreed upon restructuring of the EFH Debtors pursuant to an amendment (NEE Amendment) to the 2016 Plan of Reorganization (as amended by the NEE Amendment and as subsequently amended, NEE Plan) and EFH Corp. and EFIH entered into an Agreement and Plan of Merger (NEE Merger Agreement) with NEE and EFH Merger Co., LLC, a wholly-owned subsidiary of NEE. Additionally, in October 2016, an affiliate of NEE entered into an Agreement and Plan of Merger (the TTI Merger Agreement) with Texas Transmission Holdings Corporation (the parent of Texas Transmission) and certain of its affiliates to purchase Texas Transmission’s 19.75% equity interest in Oncor for approximately $2.4 billion. The bankruptcy court approved EFH Corp. and EFIH’s entry into the NEE Merger Agreement and the NEE Plan Support Agreement in September 2016 and confirmed the NEE Plan in February 2017. The consummation of the transactions contemplated by the NEE Plan, the NEE Merger Agreement and the TTI Merger Agreement was subject to various conditions precedent, including the approval of the PUCT. Oncor and NEE filed a joint application seeking certain regulatory approvals with respect to the NEE Merger Agreement and the TTI Merger Agreement in October 2016.

The PUCT denied the application in April 2017, issued an order on rehearing in June 2017 and denied NEE’s second motion for rehearing in June 2017. Following these developments, on July 6, 2017, EFH and EFIH delivered a notice terminating the NEE Merger Agreement, which caused the NEE Plan to be null and void. As discussed under “Regulatory Matters Related to the EFH Bankruptcy Proceedings” below, on July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order (PUCT NEE Plan Order). We cannot assess the impact of the termination of the NEE Merger Agreement on the results of the review or ultimate disposition of the PUCT NEE Plan Order, or any associated impacts of such termination and matters relating to the PUCT NEE Plan Order on the TTI Merger Agreement and the transactions contemplated thereby.

•	Following the termination of the NEE Merger Agreement, on July 7, 2017, EFH Corp. and EFIH executed a merger agreement (BHE Merger Agreement) with Berkshire Hathaway Energy Company (BHE ) and certain of its subsidiaries. The BHE Merger Agreement provided for the acquisition by BHE of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH. In connection with the execution of the BHE Merger Agreement, on July 7, 2017, the EFH Debtors filed their joint plan of reorganization (BHE Plan) and a related disclosure statement. The EFH Debtors terminated the BHE Merger Agreement on August 21, 2017 in connection with their entry into the Sempra Merger Agreement (as defined below), which caused the BHE Plan to become null and void. Further, by order dated September 7, 2017, the bankruptcy court ordered that the BHE Merger Agreement was terminated and not approved.

Sempra Merger Agreement

On August 15, 2017, the EFH Debtors received an alternative proposal from Sempra Energy (Sempra) that largely followed the structure of the BHE Plan. Following negotiations, on August 21, 2017, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (Sempra Merger Agreement) with Sempra and one of its wholly-owned subsidiaries (collectively, the Sempra Parties). Similar to the BHE Merger Agreement, the Sempra Merger Agreement does not impose any conditions on the EFH Debtors regarding TTI’s minority interest in Oncor. Accordingly, the Sempra Merger Agreement provides for the acquisition by Sempra of the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH.

Following the execution and delivery of the Sempra Merger Agreement, EFIH requested, pursuant to the Sempra Merger Agreement, that Oncor Holdings and Oncor enter into a letter agreement (Sempra Letter Agreement) with the Sempra Parties. The Sempra Letter Agreement was executed on August 25, 2017 and sets forth certain rights and obligations of the Oncor Ring-Fenced Entities and the Sempra Parties to cooperate in the manner set forth therein with respect to initial steps to be taken in connection with the acquisition of Reorganized EFH and the other transactions described in the Sempra Merger Agreement. Pursuant to the terms of the Sempra Letter Agreement, the Oncor Ring-Fenced Entities are to conduct, in all material respects, their businesses in the ordinary course of business and materially consistent with the plan for 2017 and 2018 contained in Oncor’s long-range business plan. The Sempra Letter Agreement also provides that the Oncor Ring-Fenced Entities will cooperate with the Sempra Parties to prepare and file all necessary applications for governmental approvals of the transactions contemplated by the Sempra Merger Agreement, including PUCT and FERC approvals. The Sempra Letter Agreement is not intended to give the Sempra Parties, directly or indirectly, the right to control or direct the operations of any of the Oncor Ring-Fenced Entities.

In connection with the execution of the Sempra Merger Agreement, on September 5, 2017, the EFH Debtors filed an amended joint plan of reorganization (Sempra Plan) and a related disclosure statement (Sempra Disclosure Statement). On September 6, 2017, the bankruptcy court authorized the EFH Debtors’ entry into the Sempra Merger Agreement, approved the Sempra Disclosure Statement and authorized the EFH Debtors to solicit votes on the Sempra Plan. The Sempra Merger Agreement contemplates that Oncor and the Sempra Parties will file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan, and that filing was made on October 5, 2017 in PUCT Docket

No. 47675. The EFH Debtors have indicated that they will not seek bankruptcy court confirmation of the Sempra Plan unless and until the PUCT approves the transactions contemplated by the Sempra Plan.

We cannot predict the ultimate outcome of the EFH Bankruptcy Proceedings, including whether the transactions contemplated by the Sempra Plan, including the Sempra Merger Agreement, will (or when they will) close. There remain conditions and uncertainties relating to the Sempra Plan becoming effective and the consummation of the transactions contemplated by the Sempra Merger Agreement, including, without limitation, the ability to obtain required regulatory approvals from the PUCT, as described below under “Regulatory Matters Related to EFH Bankruptcy Proceedings.” As a result, we remain unable to predict how any reorganization of the EFH Debtors ultimately will impact Oncor or what form any change in indirect ownership of Oncor may take. In this regard, we are unable to predict the ultimate impact of the termination of the NEE Merger Agreement and matters relating to the PUCT NEE Plan Order or the TTI Merger Agreement, including the ultimate disposition, if any, of Texas Transmission’s 19.75% equity stake in Oncor.

Regulatory Matters Related to EFH Bankruptcy Proceedings

In September 2015, Oncor and the Hunt Investor Group filed in PUCT Docket No. 45188 a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by a plan of reorganization in the EFH Bankruptcy Proceedings. In March 2016, the PUCT issued an order conditionally approving the joint application. In April 2016, the Hunt Investor Group and certain interveners in PUCT Docket No. 45188 filed motions for rehearing and in May 2016, the PUCT denied such motions and the order became final. In May 2016, the plan of reorganization and related merger and purchase agreement that contemplated the transactions in PUCT Docket No. 45188 were terminated. The Hunt Investor Group filed a petition with the Travis County District Court in June 2016 seeking review of the order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 45188, particularly in light of the termination of the Hunt Merger Agreement.

In connection with PUCT Docket No. 45188, certain cities that have retained original jurisdiction over electric utility rates passed resolutions directing Oncor to file rate review proceedings. In connection with those resolutions, counsel for those cities notified Oncor that they expected Oncor to make a rate filing to comply with their resolutions on or before March 17, 2017. That filing was made with the PUCT and original jurisdiction cities on March 17, 2017 in PUCT Docket No. 46957. In July 2017, Oncor and certain parties to the rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement agreement. For more information, see Note 3 — “2017 Rate Review (PUCT Docket No. 46957).”

The NEE Merger Agreement contemplated that Oncor and NEE file a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Amended EFH Debtor Plan. Oncor and NEE filed that joint application in PUCT Docket No. 46238 in October 2016. The PUCT denied the application on April 13, 2017. The PUCT issued an Order on Rehearing on June 7, 2017 and denied NEE’s Second Motion for Rehearing on June 29, 2017. On July 13, 2017, NEE filed a petition with the Travis County District Court seeking review of the PUCT order. We cannot predict the results of the review or the ultimate disposition of PUCT Docket No. 46238, particularly in light of the termination of the NEE Merger Agreement.

On July 28, 2017, Texas Transmission Holdings Corporation (TTHC) and NEE filed in PUCT Docket No. 47453 a joint application with the PUCT seeking certain regulatory approvals with respect to NEE’s proposed acquisition of the 19.75 percent minority interest in Oncor that is indirectly held by TTHC. The application requested that the PUCT issue an order disclaiming jurisdiction over the transaction or finding that the transaction is in the public interest and approved. On September 14, 2017, Oncor filed a motion to intervene as a party, but not an applicant, in PUCT Docket No. 47453. On October 26, 2017, the PUCT voted to dismiss the application without prejudice on jurisdictional grounds and ordered that any future filing of the application must include the affected utility (in this case Oncor) as an applicant. The PUCT further ordered that in any such filing Oncor is not required to seek approval of the application or any other specific relief. On October 30, 2017, TTHC notified the PUCT that it had terminated the merger agreement with NEE that was the subject of PUCT Docket No. 47453.

Oncor and the Sempra Parties filed a joint application with the PUCT seeking certain regulatory approvals with respect to the transactions contemplated by the Sempra Plan on October 5, 2017 in PUCT Docket No. 47675.

Settlement Agreement

In connection with the EFH Bankruptcy Proceedings, the EFH Debtors and various creditor parties entered into a settlement agreement (the Settlement Agreement) in August 2015 (as amended in September 2015) to compromise and settle, among other things (i) intercompany claims among the EFH Debtors, (ii) claims and causes of actions against holders of first lien claims against TCEH and the agents under the TCEH Senior Secured Facilities, (iii) claims and causes of action against holders of interests in EFH Corp. and certain related entities and (iv) claims and causes of action against each of the EFH Debtors’ current and former directors, the Sponsor Group, managers and officers and other related entities. The Settlement Agreement contemplates a release of such claims upon approval of the Settlement Agreement by the bankruptcy court, which approval was obtained in December 2015.

The Settlement Agreement settles substantially all inter-debtor claims through the effective date of the Settlement Agreement. These settled claims include potentially contentious inter-debtor claims, including various potential avoidance actions and claims arising under numerous debt agreements, tax sharing agreements, and contested property transfers. The release provisions of the Settlement Agreement took effect immediately upon the entry of the bankruptcy court order approving the Settlement Agreement. In this regard, substantially all of the potential affiliate claims, derivative claims and other types of disputes among affiliates (including claims against Oncor) have been resolved by bankruptcy court order. Accordingly, we believe the Settlement Agreement resolves all affiliate claims against Oncor and its assets existing as of the effective date of the Settlement Agreement.

3.	REGULATORY MATTERS

Change in Control Reviews

See “Regulatory Matters Related to EFH Bankruptcy Proceedings” in Note 2.

2017 Rate Review (PUCT Docket No. 46957)

In response to resolutions passed by numerous cities with original jurisdiction over electric utility rates in 2016, Oncor filed rate review proceedings with the PUCT and original jurisdiction cities in our service territory on March 17, 2017 based on a January 1, 2016 to December 31, 2016 test year. In July 2017, Oncor and certain parties to the rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement of the rate review. The order became final and non-appealable on November 7, 2017. The order provides for new rates to take effect on November 27, 2017, contingent upon the closing of the transactions discussed below under “Sharyland Transaction.” The order further provides, among other items, that Oncor’s base rate revenue requirement before intercompany eliminations would be approximately $4.3 billion, Oncor’s authorized return on equity would be 9.8%, and Oncor’s authorized regulatory capital structure would be 57.5% debt and 42.5% equity. Oncor’s current authorized return on equity is 10.25% and the current authorized regulatory capital structure is 60% debt and 40% equity. The order provides for the use of a regulatory liability and bill credit mechanism until the new authorized regulatory capital structure is met following the effective date for new rates to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure.

Sharyland Transaction

On July 21, 2017, Oncor entered into an agreement (Sharyland Agreement) with Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (SDTS), Sharyland Utilities, L.P., a Texas limited partnership (SU), and certain of their subsidiaries.

The Sharyland Agreement provides that pursuant to separate mergers (collectively, Sharyland Mergers), (i) Oncor will receive certain of the electricity distribution-related assets and liabilities of SDTS and SU (constituting substantially all of the electricity distribution business of SDTS and SU) and certain transmission assets (collectively, Sharyland Distribution Business and the portion held by SDTS, the SDTS Merger Assets), (ii) SDTS will receive portions of certain of Oncor’s electricity transmission-related assets and liabilities (Oncor Merger Assets) and cash, and (iii) SU will receive cash. The transaction for assets between Oncor and SDTS is structured to qualify, in part, as a simultaneous tax deferred like kind exchange of assets to the extent that the assets exchanged are of “like kind” (within the meaning of Section 1031 of the Internal Revenue Code).

On August 4, 2017, Oncor, SDTS and SU filed a joint application for sale, transfer, or merger in PUCT Docket No. 47469 requesting PUCT approvals of the transactions contemplated by the Sharyland Agreement. On October 13, 2017, the PUCT issued an order approving the Sharyland Agreement in Docket No. 47469. The transactions contemplated by the Sharyland Agreement closed on November 9, 2017. The actual assets exchanged and cash received pursuant to the Sharyland Mergers is based on the difference between the current net book value of the Oncor Merger Assets and/or the actual net book value of the Sharyland Distribution Business as of closing, as provided in the Sharyland Agreement. At closing of the transactions, the net book value of the Oncor Merger Assets was approximately $383 million and the net book value of the SDTS Merger Assets was approximately $401 million. Based on these net book values, Oncor paid SDTS approximately $18 million in cash and SU approximately $7 million in cash.

We do not expect the Sharyland transaction to have a material effect on our and Oncor’s results of operations, financial position or cash flows.

We are involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our and Oncor’s financial position, results of operations or cash flows.

See Note 3 to the Financial Statements in our 2016 Audited Financial Statements for additional information regarding regulatory matters.

4.	REGULATORY ASSETS AND LIABILITIES

Recognition of regulatory assets and liabilities and the periods which they are to be recovered or refunded through rate regulation are determined by the PUCT. Components of the regulatory assets and liabilities and the remaining periods as of September 30, 2017 are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at September 30, 2017	Carrying Amount At
		September 30, 2017	December 31, 2016
Regulatory assets:
Employee retirement costs being amortized	2 years	$11	$23
Unrecovered employee retirement costs incurred since the last rate review period (b)	To be determined	352	327
Employee retirement liability (a)(b)(c)	To be determined	804	849
Self-insurance reserve (primarily storm recovery costs) being amortized	2 years	40	64
Unrecovered self-insurance reserve incurred since the last rate review period (b)	To be determined	424	367
Securities reacquisition costs (post-industry restructure)	Lives of related debt	12	13
Deferred conventional meter and metering facilities depreciation	Largely 3 years	62	78
Under-recovered AMS costs	To be determined	213	205
Energy efficiency performance bonus (a)	1 year or less	14	10
Other regulatory assets	Various	35	38

Total regulatory assets		1,967	1,974

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	933	819
Investment tax credit and protected excess deferred taxes	Various	9	10
Over-recovered wholesale transmission service expense (a)	1 year or less	46	10
Other regulatory liabilities	Various	21	17

Total regulatory liabilities		1,009	856

Net regulatory assets		$958	$1,118

(a)	Not earning a return in the regulatory rate-setting process.
(b)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.
(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

5.	SHORT-TERM BORROWINGS

At September 30, 2017, Oncor had a $2.0 billion secured revolving credit facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. In October 2016, Oncor exercised the second of two one-year extensions available to them and extended the term of the revolving credit facility to October 2018. The terms of the revolving credit facility allow Oncor to request an increase in borrowing capacity of $100 million in the aggregate provided certain conditions are met, including lender approval.

Borrowings under the revolving credit facility are classified as short-term on the balance sheet and are secured equally and ratably with all of Oncor’s other secured indebtedness by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust.

At September 30, 2017, Oncor had outstanding borrowings under the revolving credit facility totaling $917 million with an interest rate of 2.22% and outstanding letters of credit totaling $9 million. At December 31, 2016, Oncor had outstanding borrowings under the revolving credit facility totaling $789 million with an interest rate of 1.72% and outstanding letters of credit totaling $7 million.

Borrowings under the revolving credit facility bear interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus a spread ranging from 1.00% to 1.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.75% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. At September 30, 2017, substantially all outstanding borrowings bore interest at LIBOR plus 1.00%. Amounts borrowed under the revolving credit facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.100% to 0.275% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the revolving credit facility. Letter of credit fees on the stated amount of letters of credit issued under the revolving credit facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At September 30, 2017, letters of credit bore interest at 1.20%, and a commitment fee (at a rate of 0.10% per annum) was payable on the unfunded commitments under the revolving credit facility, each based on Oncor’s current credit ratings.

Subject to the limitations described below, borrowing capacity available under the revolving credit facility at September 30, 2017 and December 31, 2016 was $1.074 billion and $1.204 billion, respectively. Generally, Oncor’s indentures and revolving credit facility limit the incurrence of other secured indebtedness except for indebtedness secured equally and ratably with the indentures and revolving credit facility and certain permitted exceptions. As described further in Note 6, the Deed of Trust permits Oncor to secure indebtedness (including borrowings under its revolving credit facility) with the lien of the Deed of Trust. At September 30, 2017, the available borrowing capacity of the revolving credit facility could be fully drawn.

The revolving credit facility contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things: incurring additional liens; entering into mergers and consolidations; and sales of substantial assets. In addition, the revolving credit facility requires that Oncor maintain a consolidated senior debt-to-capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants. For purposes of the ratio, debt is calculated as indebtedness defined in the revolving credit facility (principally, the sum of long-term debt, any capital leases, short-term debt and debt due currently in accordance with GAAP). Capitalization is calculated as membership interests determined in accordance with GAAP plus indebtedness described above. At September 30, 2017, Oncor was in compliance with this covenant and with all other covenants.

6.	LONG-TERM DEBT

Senior notes are secured by a first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information. At September 30, 2017 and December 31, 2016, our long-term debt consisted of the following:

	September 30, 2017	December 31, 2016
Secured:
5.000% Fixed Senior Notes due September 30, 2017	$—	$324
6.800% Fixed Senior Notes due September 1, 2018	550	550
2.150% Fixed Senior Notes due June 1, 2019	250	250
5.750% Fixed Senior Notes due September 30, 2020	126	126
4.100% Fixed Senior Notes due June 1, 2022	400	400
7.000% Fixed Debentures due September 1, 2022	800	800
2.950% Fixed Senior Notes due April 1, 2025	350	350
7.000% Fixed Senior Notes due May 1, 2032	500	500
7.250% Fixed Senior Notes due January 15, 2033	350	350
7.500% Fixed Senior Notes due September 1, 2038	300	300
5.250% Fixed Senior Notes due September 30, 2040	475	475
4.550% Fixed Senior Notes due December 1, 2041	400	400
5.300% Fixed Senior Notes due June 1, 2042	500	500
3.750% Fixed Senior Notes due April 1, 2045	550	550
3.800% Fixed Senior Notes due September 30, 2047	325	—

Secured long-term debt	5,876	5,875
Unsecured:
Term loan credit agreement due no later than March 26, 2019	275	—

Total long-term debt	6,151	5,875
Unamortized discount and debt issuance costs	(35)	(36)
Less amount due currently	(550)	(324)

Long-term debt, less amounts due currently	$5,566	$5,515

Debt-Related Activity in 2017

Debt Repayments

Repayments of long-term debt in the nine months ended September 30, 2017 consisted of $324 million aggregate principal amount of 5.00% senior secured notes due September 30, 2017 (2017 Notes) that Oncor redeemed on September 29, 2017.

Issuance of Senior Secured Notes

In September 2017, Oncor issued $325 million aggregate principal amount of 3.80% senior secured notes maturing in September 2047 (2047 Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of $321 million from the sale of the 2047 Notes for general corporate purposes, including repayment of borrowings under the revolving credit facility, and payment of a portion of the redemption price for the 2017 Notes. The 2047 Notes are secured by a first priority lien, and are secured equally and ratably with all of our other secured indebtedness.

Interest on the 2047 Notes is payable in cash semiannually on March 30 and September 30 of each year, beginning on March 30, 2018. Prior to March 30, 2047, Oncor may at its option at any time redeem all or part of the 2047 Notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a make-whole premium. On and after March 30, 2047, Oncor may redeem the 2047 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such 2047 Notes, plus accrued and unpaid interest. The 2047 Notes also contain customary events of default, including failure to pay principal or interest on the Notes when due.

The 2047 Notes were issued in a private placement and were not registered under the Securities Act. Oncor has agreed, subject to certain exceptions, to register with the SEC notes having substantially identical terms as the 2047 Notes (except for provisions relating to the transfer restriction and payment of additional interest) as part of an offer to exchange freely tradable exchange notes for the 2047 Notes. Oncor has agreed to use commercially reasonable efforts to cause the exchange offer to be completed within 315 days after the issue date of the 2047 Notes. If a registration statement for the exchange offer is not declared effective by the SEC within 270 days after the issue date of the 2047 Notes or the exchange offer is not completed within 315 days after the issue date of the 2047 Notes (an exchange default), then the annual interest rate on the 2047 Notes will increase 50 basis points per annum until the earlier of the expiration of the exchange default or the second anniversary of the issue date of the Notes.

Term Loan Credit Agreement

On September 26, 2017, Oncor entered into a term loan credit agreement that provides for a springing-lien term loan credit facility in an aggregate principal amount of $275 million. On December 31, 2017, if (i) the obligations under the term loan credit agreement are outstanding as of such date and (ii) the obligations under our revolving credit facility (as amended, restated, supplemented, refinanced, replaced or otherwise modified) are secured as of such date, then the obligations under the term loan credit agreement will become secured indebtedness under the lien of our Deed of Trust.

The term loan credit agreement has an 18 month term maturing on March 26, 2019, and contains optional prepayment provisions as well as mandatory prepayment provisions that require prepayment in the event of certain specified debt issuances or certain specified asset dispositions.

At September 30, 2017, Oncor had outstanding borrowings of $275 million under the term loan credit agreement with an interest rate of 2.138%.

Loans under the term loan credit agreement bear interest at per annum rates equal to, at our option, (i) LIBOR plus a spread ranging from 0.80%-0.90%, depending on whether the loan has become secured, or (ii) an alternate base rate (the highest of (1) the prime rate of Wells Fargo Bank, National Association, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1.00%).

The term loan credit agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things, incurring additional liens, entering into mergers and consolidations, and sales of substantial assets.

In addition, the term loan credit agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The term loan credit agreement also contains customary events of default for facilities of this type the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the term loan credit agreement, cross-default provisions in the event Oncor or any of its subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $50 million that are not discharged within 60 days.

Deed of Trust

Secured indebtedness, including the revolving credit facility described in Note 5, is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness (including borrowings under our revolving credit facility) with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At September 30, 2017, the amount of available bond credits was $2.495 billion and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $2.109 billion.

Fair Value of Long-Term Debt

At September 30, 2017 and December 31, 2016, the estimated fair value of Oncor’s long-term debt (including current maturities, if any) totaled $7.093 billion and $6.751 billion, respectively, and the carrying amount totaled $6.116 billion and $5.839 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

7.	COMMITMENTS AND CONTINGENCIES

EFH Bankruptcy Proceedings

On the EFH Petition Date, the Debtors commenced the EFH Bankruptcy Proceedings. The Oncor Ring-Fenced Entities are not parties to the EFH Bankruptcy Proceedings. See Notes 2 and 10 for a discussion of the potential impacts on us as a result of the EFH Bankruptcy Proceedings and our related-party transactions involving members of the Texas Holdings Group, respectively.

Legal/Regulatory Proceedings

We are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows. See Note 3 in this report and Note 8 to Financial Statements in our 2016 Audited Financial Statements for additional information regarding our legal and regulatory proceedings.

8.	MEMBERSHIP INTERESTS

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet the respective company’s expected future requirements. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting (which includes recording any initial goodwill and fair value adjustments and subsequent related impairments and amortization).

Oncor’s distributions are limited by its required regulatory capital structure to be at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which was 60% debt to 40% equity as of September 30, 2017. At September 30, 2017, of its total net assets, $25 million was available for distribution to Oncor’s members as Oncor’s regulatory capitalization ratio was 59.9% debt to 40.1% equity, of which approximately 80% relates to our ownership interest. The PUCT authorized capital structure will be 57.5% debt and 42.5% equity effective November 27, 2017 contingent upon the PUCT order issued in PUCT Docket No. 46957 becoming final and taking effect (see Note 3 for more details). To obtain the additional 2.5% equity capitalization, Oncor anticipates that approximately $250 million of equity will be needed. The order in PUCT

Docket No. 46957 provides for the use of a regulatory liability and bill credit mechanism until the new authorized regulatory capital structure is met following the effective date for new rates to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure. On October 25, 2017, Oncor’s board of directors declared a contingent cash distribution of $32 million to be paid to its members as of October 25, 2017 within one business day after an additional equity contribution is made to Oncor from members totaling approximately $250 million. In the event the additional equity contribution is not made on or before the date of the closing of the Sempra Merger Agreement, no distribution shall be payable. For more information on the Sempra Merger Agreement, see Note 2.

On October 25, 2017, our board of directors declared a contingent cash distribution to be paid to EFIH upon receipt of our portion of the contingent Oncor distribution described above, in an amount equal to the amount received from Oncor minus our expected tax liability to EFH Corp. for the quarter ended September 30, 2017 under the tax sharing agreement discussed in Note 10. No distribution is payable in the event the Oncor distribution is not received.

During the nine months ended September 30, 2017, our board of directors declared, and we paid, the following cash distributions to EFIH:

Declaration Date	Payment Date	Amount
July 26, 2017	August 1, 2017	$46
April 26, 2017	April 27, 2017	$62
March 22, 2017	March 24, 2017	$62

Noncontrolling Interests

At September 30, 2017, Oncor’s ownership was as follows: 80.03% held by us, 19.75% held by Texas Transmission and 0.22% held indirectly by certain current and former members of Oncor’s management team and board of directors. The book value of the noncontrolling interests exceeds its ownership percentage due the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

Membership Interests

The following table presents the changes to membership interests during the nine months ended September 30, 2017 and 2016:

	Capital Accounts	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total Membership Interests
Balance at December 31, 2016	$6,320	$(89)	$1,912	$8,143
Net income	265	—	68	333
Distributions paid to parent	(170)	—	—	(170)
Distributions to noncontrolling interests	—	—	(47)	(47)
Change related to future tax distributions from Oncor	—	—	81	81
Other	(2)	2	1	1

Balance at September 30, 2017	$6,413	$(87)	$2,015	$8,341

Balance at December 31, 2015	$6,150	$(91)	$1,803	$7,862
Net income	274	—	71	345
Distributions paid to parent	(135)	—	—	(135)
Distributions to noncontrolling interests	—	—	(38)	(38)
Change related to future tax distributions from Oncor	—	—	55	55
Other	—	2	—	2

Balance at September 30, 2016	$6,289	$(89)	$1,891	$8,091

Accumulated Other Comprehensive Income (Loss)

The following table presents the changes to accumulated other comprehensive income (loss) for the nine months ended September 30, 2017 and 2016:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2016	$(16)	$(73)	$(89)
Defined benefit pension plans (net of tax)	—	1	1
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2017	$(15)	$(72)	$(87)

Balance at December 31, 2015	$(18)	$(73)	$(91)
Defined benefit pension plans (net of tax)	—	1	1
Amounts reclassified from accumulated other comprehensive income (loss) and reported in interest expense and related charges	1	—	1

Balance at September 30, 2016	$(17)	$(72)	$(89)

9.	PENSION AND OPEB PLANS

Pension Plans

Oncor sponsors the Oncor Retirement Plan and also has liabilities under the Vistra Retirement Plan, both of which are qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, and are subject to the provisions of ERISA. Employees do not contribute to either plan. Oncor also has a supplemental pension plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plans. See Note 11 to Financial Statements in our 2016 Audited Financial Statements for additional information regarding pension plans.

Oncor OPEB Plan

The Oncor OPEB Plan covers their eligible current and future retirees as well as certain eligible retirees of EFH Corp./Vistra whose employment service was assigned to both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH Corp. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees. As Oncor is not responsible for Vistra’s portion of the Oncor OPEB Plan’s unfunded liability, that amount is not reported on our balance sheet. See Note 10 to Financial Statements in our 2016 Audited Financial Statements for additional information.

Pension and OPEB Costs

Oncor’s net costs related to pension plans and the Oncor OPEB Plan for the nine months ended September 30, 2017 and 2016 were comprised of the following:

	Nine Months Ended September 30,
	2017	2016
Components of net allocated pension costs:
Service cost	$18	$18
Interest cost	98	101
Expected return on assets	(86)	(92)
Amortization of net loss	33	30

Net pension costs	63	57

Components of net OPEB costs:
Service cost	5	6
Interest cost	36	36
Expected return on assets	(6)	(6)
Amortization of prior service cost	(15)	(15)
Amortization of net loss	24	26

Net OPEB costs	44	47

Total net pension and OPEB costs	107	104
Less amounts deferred principally as property or a regulatory asset	(76)	(75)

Net amounts recognized as expense	$31	$29

The discount rates reflected in net pension and OPEB costs in 2017 are 4.04%, 4.28% and 4.35% for the Oncor Retirement Plan, the Vistra Retirement Plan and the Oncor OPEB Plan, respectively. The expected return on pension and OPEB plan assets reflected in the 2017 cost amounts are 5.17%, 5.13% and 6.10% for the Oncor Retirement Plan, the Vistra Retirement Plan and the Oncor OPEB Plan, respectively.

Pension and OPEB Plans Cash Contributions

Oncor made cash contributions to the pension plans and Oncor OPEB Plan of $128 million and $25 million, respectively, during the nine months ended September 30, 2017. Oncor expects to make additional cash contributions to the pension plans and Oncor OPEB Plan of $21 million and $6 million, respectively, during the remainder of 2017. Our aggregate pension plans and Oncor OPEB Plan funding is expected to total approximately $564 million and $153 million, respectively, in the 2017 to 2021 period based on the latest actuarial projections.

10.	RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions at September 30, 2017. See Note 2 for additional information regarding related-party contingencies resulting from the EFH Bankruptcy Proceedings and information regarding the Vistra Spin-Off. As a result of the Vistra Spin-Off, Vistra and its subsidiaries, including Luminant and TXU Energy, ceased to be related parties as of October 3, 2016.

•	Oncor recorded revenue from TCEH, principally for electricity delivery fees, which totaled $700 million for the nine months ended September 30, 2016. The fees are based on rates regulated by the PUCT that apply to all REPs.

•	EFH Corp. subsidiaries charge Oncor for certain administrative services at cost. Oncor’s payments to EFH Corp. subsidiaries for administrative services, which are primarily reported in operation and maintenance expenses, totaled less than $1 million for the nine months ended September 30, 2016. Oncor and EFH Corp. also charge each other for shared facilities at cost. Oncor’s payments to EFH Corp. for shared facilities totaled $3 million for the nine months ended September 30, 2016. Payments Oncor received from EFH Corp. subsidiaries related to shared facilities totaled less than $1 million for the nine months ended September 30, 2016.

•	We are a member of EFH Corp.’s consolidated tax group, though Oncor is not, and EFH Corp.’s consolidated federal income tax return includes our results. Under the terms of a tax sharing agreement, we are obligated to make payments to EFH Corp. in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission and Investment LLC, pro rata in accordance with their respective membership interests in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. EFH Corp. also includes Oncor’s results in its consolidated Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to EFH Corp. Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. Our results are also included in the consolidated Texas state margin tax return filed by EFH Corp. See discussion in Note 1 to Financial Statements in our 2016 Audited Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) EFH Corp. related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At September 30, 2017	At December 31, 2016
Federal income taxes payable (receivable)	$(26)	$(57)
Texas margin taxes payable	16	20

Total payable (receivable)	$(10)	$(37)

Cash payments made to (received from) EFH Corp. related to income taxes consisted of the following:

	Nine Months Ended September 30,
	2017	2016
Federal income taxes	$(83)	$16
Texas margin taxes	20	20

Total payments (receipts)	$(63)	$36

•	Related parties of the Sponsor Group have (1) sold, acquired or participated in the offerings of our debt or debt securities in open market transactions or through loan syndications, and (2) performed various financial advisory, dealer, commercial banking and investment banking services for us and certain of our affiliates for which they have received or will receive customary fees and expenses, and may from time to time in the future participate in any of the items in (1) and (2) above. Also, as of September 30, 2017, approximately 16% of the equity in an existing vendor of Oncor was held by a member of the Sponsor Group. During 2017 and 2016, this vendor performed transmission and distribution system construction and maintenance services for us. Cash payments were made for such services to this vendor totaling $166 million dollars for the nine months ended September 30, 2017, of which approximately $157 million was capitalized and $9 million recorded as an operation and maintenance expense. At September 30, 2017, we had outstanding trade payables to this vendor of $5 million.

See Notes 8 and 9 for information regarding distributions to EFIH and noncontrolling interests and Oncor’s participation in EFH Corp. pension plans, respectively.

11.	SUPPLEMENTARY FINANCIAL INFORMATION

Major Customers

Revenues from subsidiaries of Vistra (subsidiaries of TCEH until October 3, 2016) represented 23% and 24% of our total operating revenues for the nine months ended September 30, 2017 and 2016, respectively. Revenues from REP subsidiaries of another nonaffiliated entity, collectively represented 18% and 17% of our total operating revenues for the nine months ended September 30, 2017 and 2016, respectively. No other customer represented 10% or more of our total operating revenues.

Other Income and (Deductions)

	Nine Months Ended September 30,
	2017	2016
Accretion of fair value adjustment (discount) to regulatory assets due to acquisition accounting	$—	$1
Professional fees	(12)	(11)
Non-recoverable pension and OPEB (Note 9)	(4)	(1)
Interest income and other	4	—

Total other income and (deductions) — net	$(12)	$(11)

Interest Expense and Related Charges

	Nine Months Ended September 30,
	2017	2016
Interest	$263	$256
Amortization of debt issuance costs and discounts	2	2
Less allowance for funds used during construction — capitalized interest portion	(8)	(6)

Total interest expense and related charges	$257	$252

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At September 30, 2017	At December 31, 2016
Gross trade accounts and other receivables	$638	$548
Allowance for uncollectible accounts	(4)	(3)

Trade accounts receivable — net	$634	$545

At September 30, 2017 and December 31, 2016, REP subsidiaries of a nonaffiliated entity collectively represented approximately 16% and 15% of the trade accounts receivable amount, respectively. At both September 30, 2017 and December 31, 2016, REP subsidiaries of another nonaffiliated entity collectively represented approximately 12% of the trade accounts receivable amount.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by nonaffiliated REPs are deferred as a regulatory asset.

Investments and Other Property

Investments and other property reported on our balance sheet consisted of the following:

	At September 30, 2017	At December 31, 2016
Assets related to employee benefit plans, including employee savings programs	$107	$98
Land and other investments	2	2

Total investments and other property	$109	$100

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	At September 30, 2017	At December 31, 2016
Total assets in service	$20,920	$20,234
Less accumulated depreciation	7,130	6,836

Net of accumulated depreciation	13,790	13,398
Construction work in progress	782	416
Held for future use	15	15

Property, plant and equipment — net	$14,587	$13,829

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At September 30, 2017			At December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$502	$98	$404	$491	$94	$397
Capitalized software	482	366	116	470	326	144

Total	$984	$464	$520	$961	$420	$541

Aggregate amortization expense for intangible assets totaled $44 million and $46 million for the nine months ended September 30, 2017 and 2016, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense
2017	$56
2018	37
2019	34
2020	33
2021	33

At both September 30, 2017 and December 31, 2016, goodwill totaling $4.1 billion was reported on our balance sheet. None of this goodwill is being deducted for tax purposes.

Employee Benefit Obligations and Other

Employee benefit obligations and other reported on our balance sheet consisted of the following:

	At September 30, 2017	At December 31, 2016
Retirement plans and other employee benefits	$1,995	$2,092
Liabilities related to subsidiary tax sharing agreement	220	229
Uncertain tax positions (including accrued interest)	—	3
Investment tax credits	10	12
Other	67	63

Total employee benefit obligations and other	$2,292	$2,399

In the first quarter of 2017, EFH Corp. settled all open tax claims with the IRS. As a result, we reduced the liability for uncertain tax positions by $3 million. This reduction is reported as a decrease in provision in lieu of income taxes.

Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2017	2016
Cash payments (receipts) related to:
Interest	$256	$266
Less capitalized interest	(8)	(6)

Interest payments (net of amounts capitalized)	$248	$260

Income taxes (a):
Federal	$(95)	$16
State	20	20

Total amount of income taxes	$(75)	$36

Noncash construction expenditures (b)	$103	$104

(a)	See Note 10 for income taxes detail.
(b)	Represents end-of-period accruals.